NEWS RELEASE

APH:TSX-V
APCSF:OTCQB

ALDA Pharmaceuticals Appoints Medical Director

April 16, 2010 - Vancouver, BC - ALDA Pharmaceuticals Corp. (APH:TSX-V, APCSF:OTCQB) (the “Company” or “ALDA”) announces that Dr. Brian Conway has been appointed as Medical Director. Dr Terrance Owen, President & CEO states, “Since 2003, Dr. Conway has provided excellent advice to the Company as a Scientific Advisor. However, now that we are preparing to implement a comprehensive program of pre-clinical and clinical trials of T36® preparations, we need Dr. Conway’s expertise to assist with the design and implementation of the protocols, review the findings and interact with the regulatory agencies. His participation will greatly facilitate the registration of ALDA’s therapeutic products in the US, the EU and Canada”.

About Dr. Conway

Brian Conway, M.D. is a full-time Professor at the University of British Columbia, Department of Anesthesiology, Pharmacology and Therapeutics. He is Coordinator of the Downtown Infectious Diseases Clinic in Vancouver, Infectious Diseases Consultant with the Vancouver Coastal Health Authority and Infectious Diseases Consultant at the Yale Medical Clinic. Dr. Conway is Co-chair of the Ministerial Council for the federal initiative on HIV and AIDS, working with and reporting directly to the Health Minister.  He is the president of the Société Santé en français, a federal group charged with the development of health care services for Canadian francophones living outside Quebec.  He is the past president of the Canadian Association for HIV Research and co-chair of its upcoming 19th Annual Conference in May 2010 in Saskatoon.

Dr. Conway is deeply involved in a range of HIV-related research and clinical practice efforts. His programs have received a number of awards for their innovation and success, including the Health Employers Association of British Columbia Award of Excellence in 2008.  He was the Francophone of The Year in British Columbia in 2007 for his work in the development of culturally and linguistically optimized systems of care for minority populations. He is a peer reviewer for 13 medical journals and the primary or senior author of more than 120 peer-reviewed publications. He has been an invited speaker at many international HIV conferences and meetings dealing with HIV.

Dr. Conway received his medical education at McGill University, from which he graduated in 1982 before completing his internship and residency at Queen Elizabeth Hospital and Royal Victoria Hospital, respectively. He completed a specialty fellowship in infectious diseases at the University of Manitoba in 1988, and a post-doctoral fellowship in HIV/AIDS at Harvard University in 1990.  His first staff appointment was as an Assistant Professor at the University of Ottawa in 1990.  He moved to the University of British Columbia in 1994, where he is now a tenured Full Professor.

About ALDA Pharmaceuticals Corp.

ALDA is focused on the development of infection-control therapeutics derived from its patented T36® technology. The company trades on the TSX Venture Exchange under the symbol APH and on the OTCQB under the symbol APCSF. The Company was appointed as the Official Supplier of the Vancouver 2010 Olympic Winter Games, Vancouver 2010 Paralympic Winter Games, the Canadian Olympic Committee, the 2010 Canadian Olympic Team and the 2012 Canadian Olympic Team for antiseptic hand sanitizer, disinfectant and disinfectant cleaning products. The Company was also selected as one of the TSX Venture 50 companies in the Technology and Life Sciences sector for 2010.

Terrance G. Owen, Ph.D., MBA

President & CEO
ALDA Pharmaceuticals Corp.

www.aldacorp.com

Investor Relations

Scott Young

604-377-5781

604-521-8300 Ext 2

scott_young@aldacorp.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Cautionary Note Regarding Forward-looking Statements: Information in this press release that involves ALDA’s expectations, plans, intentions or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. ALDA generally uses words such as “outlook,” “will,” “could,” “would,” “might,” “remains,” “to be,” “plans,” “believes,” “may,” “expects,” “intends,” “anticipates,” “estimate,” “future,” “plan,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and similar expressions to help identify forward-looking statements. The forward-looking statements in this release are based upon information available to ALDA as of the date of this release, and ALDA assumes no obligation to update any such forward-looking statements. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of the future performance of ALDA and are subject to risks, uncertainties and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations.

ALDA Pharmaceuticals Corp. 635 Columbia Street, New Westminster, BC V3M 1A7 Canada Telephone [604] 521.8300 - Facsimile [604] 521.8322 www.aldacorp.com